UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 19, 2014

CENVEO, INC.
(Exact Name of Registrant as Specified in Charter)

Colorado	1-12551	84-1250533
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 First Stamford Place, Stamford, CT	06902
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (203) 595−3000

Not Applicable
Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)

[ ]	Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))

[ ]	Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e−4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 19, 2014, Cenveo, Inc. (the “Company”) and its wholly-owned subsidiary, Cenveo Corporation (“Cenveo”), entered into a purchase agreement (the “Purchase Agreement”) with J.P. Morgan Securities LLC, as representative of the several initial purchasers named therein (the “Initial Purchasers”), relating to the sale by Cenveo of $540 million aggregate principal amount of its 6.000% Senior Priority Secured Notes due 2019 (the “Senior Notes”) and $250 million aggregate principal amount of its 8.500% Junior Priority Secured Notes due 2022 (the “Junior Notes”), in a private placement to “qualified institutional buyers” in the United States, as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act (the “Notes Offering”). The Purchase Agreement contains customary representations, warranties and covenants by the Company together with customary closing conditions. Under the terms of the Purchase Agreement, the Company has agreed to indemnify the Initial Purchasers against certain liabilities. The Notes Offering is expected to close on June 26, 2014, in accordance with the terms of the Purchase Agreement. The description of the Purchase Agreement contained in this Current Report on Form 8-K is qualified in its entirety by reference to the complete text of the Purchase Agreement, a copy of which is filed as Exhibit 10.1 and incorporated herein by reference. The net proceeds from the Senior Notes and the Junior Notes, together with cash on hand, will be used to repay in full all outstanding indebtedness and accrued interest under Cenveo’s existing Term Loan Facility due 2018 and its 8-7/8% second lien notes due 2018, and to pay certain related costs and expenses.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description
10.1

Purchase Agreement, dated June 19, 2014, among Cenveo Corporation, Cenveo, Inc., the other guarantors party thereto, and J.P. Morgan Securities LLC, as representative of the Initial Purchasers party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  June 25, 2014

CENVEO, INC.

By:	/s/ Scott J. Goodwin
Scott J. Goodwin
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1

Purchase Agreement, dated June 19, 2014, among Cenveo Corporation, Cenveo, Inc., the other guarantors party thereto, and J.P. Morgan Securities LLC, as representative of the Initial Purchasers party thereto.